Exhibit 19
POLICY ON INSIDER TRADING OF
ARBOR REALTY TRUST, INC.
EFFECTIVE FEBRUARY 19, 2025

In the course of conducting the business of Arbor Realty Trust, Inc., a Maryland corporation and its subsidiaries and affiliates (collectively, "ART"), whether as a director, officer or employee of ART, you may come into possession of material information about ART or other entities that is not available to the investing public (herein referred to as "material, nonpublic information," as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material, nonpublic information and may not use it in connection with the purchase or sale of securities of ART or any other entity to which the information relates. ART has adopted this Policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with ART. We all work hard to maintain ART's reputation for integrity and ethical conduct and are all responsible for preserving and enhancing this reputation. It is also company policy to comply with applicable securities laws concerning trading in ART securities on ART's behalf.
Policy and Procedure Summary
As summarized below, no director, officer or employee of ART may purchase, sell or otherwise trade ART securities while aware of material nonpublic information about ART. In addition, all Covered Persons (as defined below) must obtain clearance from ART's General Counsel (or, in the absence of the General Counsel, from ART's Chief Financial Officer) prior to initiating any trades of ART securities, and, unless an exception is granted by ART's General Counsel, such trades must be transacted through dedicated non-investment ART company stock trading accounts maintained with JMP Securities LLC.
Inside Information
ART's policies and the laws of the United States prohibit any director, principal, officer or employee of ART, whenever and in whatever capacity employed, from trading securities (including equity securities, convertible securities, options, bonds and derivatives thereon) of ART while in possession of material, nonpublic information about ART.
If you become aware of any material, nonpublic information concerning ART, you may not execute any trade in securities of ART and should treat the information as strictly confidential. In addition, if you learn of material nonpublic information about another company with which ART does business, or learn that ART is planning a major transaction with another company (such as an acquisition), you may not trade in the securities of the other company until such information is deemed public in accordance with this Policy. You are responsible for reviewing this Policy and ensuring that your actions do not violate it.

Material, Nonpublic Information
As noted above, it is illegal and a violation of this Policy to trade securities while aware of material, nonpublic information.
Material Information
Under this Policy and U.S. law, information is material if:
•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company's securities.
Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative.
Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.
Depending on the facts and circumstances, information that could be considered material includes but is not limited to, information pertaining to the following:
•earnings announcements or estimates;
•changes to previously released earnings information;
•other unpublished financial results;
•significant dividend increases or decreases or a suspension of a dividend;
•expansion or curtailment of operations and business disruptions;
•a cybersecurity incident or risk that may adversely impact ART's business, reputation or share value;
•potential origination of loans and/or investments by ART that could be considered outside of ART's ordinary course of business;
•new products, inventions or discoveries;
•pending or threatened significant litigation or governmental action, or the resolution thereof;
•a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;
•changes in research recommendations or debt ratings;

•restructurings and recapitalizations;
•unannounced government actions with respect to an issuer of securities;
•events regarding ART's securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities);
•extraordinary management developments;
•extraordinary borrowing or other financing transactions out of the ordinary course;
•liquidity problems or impending bankruptcy; and
•significant write-downs and additions to reserves for bad debts.
Nonpublic Information
Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by ART in at least one of the following ways:
•public filings with securities regulatory authorities, including the disclosure of the information in a Form 10-Q, Form 10-K, Form 8-K, proxy statement or prospectus; or
•issuance of press releases via major newswire such as Dow Jones or Reuters;
You may not attempt to "beat the market" by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence, a person in possession of material, nonpublic information should refrain from any trading activity for at least one full trading day following its official release.
Notwithstanding these timing guidelines, it is illegal for you to trade while in possession of material, nonpublic information, including situations in which you are aware of major developments that have not yet been publicly announced by the issuer of the securities.
"Tipping" Material, Nonpublic Information Is Prohibited
In addition to trading securities while in possession of material, nonpublic information, it is also illegal and a violation of this Policy to provide such information to another person (herein referred to as "tipping") if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who will trade. This applies regardless of whether the "tippee" is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any benefit, monetary or otherwise, from the tippee.
Trading on or conveying material, nonpublic information may also breach contractual obligations assumed by ART. Apart from contractual remedies (such as damages and injunctions), severe, and possibly irreparable, reputational damage to ART can result from trading based on material, nonpublic information, tipping or any other improper use of material, nonpublic information.
Scope of Policy
The restrictions set forth in this Policy, except as noted, apply to all directors, officers and employees of ART and to their spouses, minor children, adult family members sharing the same household and any other person over whom the director, officer or employee exercises substantial influence or control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. ART may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material, nonpublic information.
Certain of the restrictions set forth in this Policy, apply only to all directors and selected officers of ART, certain employees of ART and to their spouses, minor children, adult family members sharing the same household and any other person over whom the director, officer or employee exercises substantial influence or control over his, her or its securities trading decisions (the "Covered Persons"). This Policy also applies to any trust or other estate in which a Covered Person has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. A listing of "Covered Persons" is maintained by ART's General Counsel and those individuals who are Covered Persons will be advised of their status by ART's General Counsel.
Transactions subject to this Policy also include gifts of ART securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. If you have a question regarding how this Policy may apply to gifts or similar transfers, you should consult Arbor’s General Counsel.
Trading Periods — Covered Persons Only
Subject to the Pre-Clearance Policy described below, Covered Persons who are not otherwise in possession of material, nonpublic information may only trade in non-derivative securities of ART during the period:

•commencing on the second full trading day after the public release of quarterly financial information with respect to the preceding fiscal quarter and ending on the fifteenth day of the third month of the next fiscal quarter; or
•commencing on the second full trading day after the public release of year-end financial information and ending on each March 20th.
Blackout Periods — All Employees
From time to time, an event may occur in the Trading Periods described above that is material to ART and is known by only one or more, but not all, directors, officers or employees of ART. So long as the event remains material and nonpublic, Covered Persons and any other persons designated by ART's General Counsel or Chief Financial Officer may not trade in the securities of ART even if knowledge of such event occurs during the Trading Period described above. Covered Persons and any other impacted employees will be advised of the occurrence of an event-specific blackout by ART's General Counsel, although the related event will generally not be disclosed in any such communication. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of ART's General Counsel or Chief Financial Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, nonpublic information.
Pre-Clearance Policy — Covered Persons Only
Covered Persons who are not otherwise in possession of material nonpublic information and wish to trade in non-derivative securities of ART during the Trading Periods described above, must obtain prior clearance from ART's General Counsel, or, if the General Counsel is not available, ART's Chief Financial Officer, before he or she trades in ART's non-derivative securities. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws, rules and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the merits of the investment aspects of any transaction. Clearance of a transaction is valid only for a 72-hour period. If a transaction order is not placed within the 72-hour period, the person who requested the clearance must re-submit the request for clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting the clearance.
Prohibition on Trading in Derivative Securities
Directors, officers and employees of ART may not trade in "derivative securities" of ART. "Derivative securities" include options, warrants and stock appreciation rights.
Prohibition on Pledging and/or Hedging
Directors, officers and employees of ART may not pledge ART securities as collateral for a loan, or otherwise hold such securities in margin accounts, and may not hedge their holdings in

ART securities (including collars, equity swaps, exchange funds and prepaid variable forward sale contracts).
Prohibition on Short Sales
Directors, officers and employees of ART may not engage in the short selling of ART securities.
Insider Accounts for ART Securities — Covered Persons Only
In order to facilitate compliance and streamline the process of surveillance and documentation of any trades in any securities of ART by any Covered Persons, ART has elected to have any securities of ART held by any Covered Person and any trading activity by such personnel executed through a single broker-dealer. As such, ART has developed a relationship with JMP Securities LLC whereby all securities of ART issued to any Covered Person will be held at no cost in non-investment trading accounts and any trades in ART's securities will be executed at the current institutional rate by JMP's trading desk. Any exceptions to this requirement of the Policy must be approved by ART's General Counsel.
Trading Plans
Notwithstanding the prohibition against insider trading and the Trading Periods set forth above, in accordance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, individuals subject to this Policy may trade in ART's non-derivative securities regardless of their possession of inside information if the transaction is made pursuant to a pre-arranged trading plan ("Trading Plan") that was entered into outside of a blackout period and when the individual was not in possession of material, nonpublic information and that complies with the requirements of Rule 10b5-1. Trading Plans must be written and specify the amount of, date on and price at which the securities are to be traded or establish a formula for determining such items. In addition, Trading Plans must be entered into in good faith, must comply with applicable "cooling-off periods" and must include certain representations from the individual entering into the Trading Plan, among other requirements. An individual who wishes to enter into a Trading Plan must submit the Trading Plan to ART's General Counsel for approval and to ensure compliance with Rule 10b5-1 prior to the adoption of the Trading Plan. Trading Plans may not be adopted or amended when the individual is in possession of material, nonpublic information about ART or during a blackout period. An individual may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this Policy, provided he/she submits any proposed amendment or replacement to ART's General Counsel for approval prior to adoption.
Safeguarding Confidential Information
If material information relating to ART or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a "need to know" the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect ART's confidential information. The following practices should be followed to help prevent the misuse of confidential information:
•Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, including public areas, such as on elevators, in restaurants and on airplanes.
•Take great care when discussing confidential information on speakerphones, or on cell phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.
•Do not share your computer or other account IDs and passwords to any other person. Password protect computers and log off computers when they are not in use.
•Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
•Be aware that the Internet and other external electronic mail carriers may not be secure environments for the transmission of confidential information.
•Comply with the specific terms of any confidentiality agreements of which you are aware.
•Upon termination of your employment, you must return to ART all physical (including electronic) copies of confidential information, as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
•You may not bring the confidential information of any former employer to ART.
Responding to Requests for Information
You may find yourself the recipient of questions concerning various activities of ART. Such inquiries can come from the media, securities analysts and others regarding ART's business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstance should you attempt to handle these inquiries without prior authorization. Only personnel of ART specifically authorized to do so may answer questions about or disclose information concerning ART.
•Refer requests for information regarding ART from the financial community, such as securities analysts, brokers or investors, to ART's Chief Financial Officer, or, if the Chief Financial Officer is not available, ART's General Counsel.
•Refer requests for information regarding ART from the media or press to ART's Chief Financial Officer.

•Refer requests for information from the U.S. Securities and Exchange Commission (the "SEC") or other regulators to ART's Chief Financial Officer, or, if the Chief Financial Officer is not available, ART's General Counsel.
Reporting Violations/Seeking Advice
You should refer suspected violations of this policy to ART's General Counsel (or, if the General Counsel is not available, ART's Chief Financial Officer). In addition, if you:
•receive material, nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•receive confidential information and are unsure if it is within the definition of material, nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact ART's General Counsel (or, if the General Counsel is not available, the Chief Financial Officer). Consulting your colleagues, including your supervisor, may have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.
In addition to the escalation procedure described above, employees can report concerns under the Company's Whistleblower Policy. The Company is committed to ensuring that employees can speak up with confidence and without fear of retaliation if they have any concerns or need to ask for help.
Penalties for Violations of the Insider Trading Policy and Laws
The personal consequences to you of illegally trading securities using material, nonpublic information can be quite severe. U.S. securities laws provide that an individual is subject to possible imprisonment and significant fines. These laws apply to all employees — not just Covered Persons. Subject to applicable law, personnel of ART who violate this Policy may also be subject to discipline by ART, up to and including termination of employment.
Dated: February 19, 2025

ACKNOWLEDGMENT FORM
I have received and read the Policy on Insider Trading (the "Policy") of Arbor Realty Trust, Inc. ("ART") and understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Policy and ART's related policies and procedures.

                        Printed Name

                        Signature

                        Date